Exhibit 99.1

EPL Intermediate Inc. Extends Expiration Time for Tender Offer for Its Outstanding 12 1/2% Senior Discount Notes Due 2010

IRVINE, Calif.—(BUSINESS WIRE)—Nov. 4, 2005—EPL Intermediate Inc. (the “Company”) announced today that, in connection with its previously announced tender offer for any and all of its outstanding $70,000,000 aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2010 (the “Notes”), it is extending the tender offer expiration time to 8 a.m., New York City time, on Nov. 16, 2005.

As previously announced, the Company entered into a stock purchase agreement, dated as of Sept. 27, 2005, with Chicken Acquisition Corp, a Delaware corporation (“CAC”), EPL Holdings Inc., a Delaware corporation (“EPL Holdings”), El Pollo Loco Inc., a Delaware corporation (“EPL”), and American Securities Capital Partners L.P., a Delaware limited partnership (“ASCP”; and collectively with the Company, CAC, EPL Holdings and EPL, the “Parties”), pursuant to which CAC has agreed, subject to customary closing conditions, to purchase (the “Acquisition”) all of the Company’s issued and outstanding common stock. As a result, as previously announced, the consummation of the Company’s tender offer remains conditioned on, among other things, that all of the conditions to the Acquisition shall have been satisfied, or waived by CAC. The Parties have determined that the Acquisition will not be consummated on or prior to Nov. 9, 2005, and as a result, the Company has decided to, and hereby does, extend the Expiration Time (as defined in the Offer to Purchase and Consent Solicitation Statement dated Oct. 12, 2005 (the “Offer to Purchase”)) to 8 a.m., New York City time, on Nov. 16, 2005, unless further extended. The total consideration shall be calculated in accordance with the terms set forth in the Offer to Purchase.

As of 5 p.m., New York City time, on Nov. 4, 2005, 100% of the outstanding aggregate principal amount at maturity of the Notes have been tendered. Holders who have already tendered their Notes and delivered their consents may no longer withdraw their Notes or revoke their consents.

Except as set forth above, all other provisions of the tender offer and consent solicitation with respect to the Notes are as set forth in the Offer to Purchase. The Company reserves the right to further amend the tender offer and the consent solicitation in its sole discretion.

The Company has retained Merrill Lynch & Co. to act as sole Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at 212-449-4914 (collect) or 888-ML4-TNDR (toll-free). Global Bondholder Services Corp. is the Information Agent and can be contacted at 212-430-3774 (collect) or 866-387-1500 (toll-free). Copies of the Offer to Purchase and other related documents may be obtained from the Information Agent.

The tender offer and consent solicitation are being made solely on the terms and conditions set forth in the Offer to Purchase. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the indenture. None of the Company, the Dealer Manager or the Information Agent makes any recommendation as to whether holders of the Notes should tender their Notes or consent to the proposed amendments to the indenture and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the indenture and to tender the Notes.

About EPL Intermediate Inc.

EPL Intermediate is the parent company of El Pollo Loco Inc. El Pollo Loco, pronounced “L Po-yo Lo-co” and Spanish for “The Crazy Chicken,” is the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken and Mexican-inspired entrees. Founded in Guasave, Mexico, in 1975, El Pollo Loco’s long-term success stems from the unique preparation of its award-winning “pollo”

- fresh chicken marinated in a special recipe of herbs, spices and citrus juices passed down from the founding family. The marinated chicken is then flame-grilled, hand cut and served hot off the grill with warm tortillas, a wide assortment of side dishes and salsas prepared fresh every day. Rounding out the menu are fresh flavorful entrees inspired by the kitchens of Mexico, including grilled burritos, the original Pollo Bowl(R), Pollo Salads, Tacos al Carbon and Quesadillas. For more information, visit www.elpolloloco.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct.

      Contacts

EPL Intermediate Inc., Irvine

Joseph Stein, 949-399-2100

jstein@elpolloloco.com